                                  EXHIBIT 99.7

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (JUNE 30, 2005)

Management's Discussion and Analysis of Financial Condition and Results of Operations (Management's Discussion) concerns Fulton Financial Corporation (the Corporation), a financial holding company incorporated under the laws of the Commonwealth of Pennsylvania in 1982, and its wholly owned subsidiaries. This discussion and analysis should be read in conjunction with the consolidated financial statements and notes presented in this report.

FORWARD-LOOKING STATEMENTS

The Corporation has made, and may continue to make, certain forward-looking statements with respect to its acquisition and growth strategies, management of net interest income and margin, the ability to realize gains on equity investments, allowance and provision for loan losses, expected levels of certain non-interest expenses and the liquidity position of the Corporation and Parent Company. The Corporation cautions that these forward-looking statements are subject to various assumptions, risks and uncertainties. Because of the possibility of changes in these assumptions, risks and uncertainties, actual results could differ materially from forward-looking statements.

In addition to the factors identified herein, the following could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Federal Reserve Board (FRB), creditworthiness of current borrowers, customers' acceptance of the Corporation's products and services and acquisition pricing and the ability of the Corporation to continue making acquisitions.

The Corporation's forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, the Corporation assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

RESULTS OF OPERATIONS

Overview

As a financial institution with a focus on traditional banking activities, the Corporation generates the majority of its revenue through net interest income, or the difference between interest income earned on loans and investments and interest paid on deposits and borrowings. Growth in net interest income is dependent upon balance sheet growth and maintaining or increasing the net interest margin, which is net interest income as a percentage of average interest-earning assets. The Corporation also generates revenue through fees earned on the various services and products offered to its customers and through sales of assets, such as loans, investments, or properties. Offsetting these revenue sources are provisions for credit losses on loans, other operating expenses and income taxes.

The Corporation's net income for the second quarter of 2005 increased $3.8 million, or 10.1%, from $37.8 million in 2004 to $41.6 million in 2005. Diluted net income per share increased $0.03, or 12.5%, from $0.24 in 2004 to $0.27 in 2005. The percentage increase in net income per share was slightly lower than the net income increase as the average number of shares outstanding increased as a result of shares issued for acquisitions. The Corporation realized annualized returns on average assets of 1.46% and average equity of 13.94% during the second quarter of 2005. The annualized return on average tangible equity, which is net income, as adjusted for intangible amortization, net of tax, divided by average shareholders' equity, excluding goodwill and intangible assets, was 20.98% for the quarter.

The Corporation adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (Statement 123R) in the quarter ended September 30, 2005. Statement 123R requires that the fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. The Corporation adopted Statement 123R using "modified retrospective application" and, therefore, all financial information in this report has been restated to reflect the impact of adoption. See Note E,

"Stock-Based Compensation" in the Notes to Consolidated Financial Statements for information on the impact of adopting Statement 123R and its effect on prior periods.

The increase in net income compared to the second quarter of 2004 resulted from an $11.2 million increase in net interest income and a $5.6 million increase in other income (excluding security gains), offset by a $3.9 million decrease in security gains, a $7.6 million increase in other expenses and a $1.6 million increase in income taxes. Net interest income growth resulted from increases in average earning assets, due to the acquisition of First Washington FinancialCorp (First Washington) in December 2004 (see "Acquisitions" below) and internal growth. The net interest margin increased 5.1% compared to the second quarter of 2004, compounding the impact of the earning asset growth.

The following summarizes some of the more significant factors that influenced the Corporation's second quarter 2005 results.

Interest Rates - Changes in the interest rate environment can have an effect on both the Corporation's net interest income and its non-interest income. The interest rate environment is commonly evaluated based on the shape of the U. S. Treasury yield curve (Yield Curve), which plots the yields on treasury issues over various maturity periods. During the past year, the Yield Curve has flattened, with short-term rates increasing and longer-term rates decreasing.

Floating rate loans, short-term borrowings and savings and time deposit rates are generally influenced by short-term rates. The FRB raised the Federal funds rate nine times since June 2004, for a total increase of 225 basis points (from 1.00% to 3.25%). The Corporation's prime lending rate had a corresponding increase, from 4.00% to 6.25%. The increase in short-term rates initially benefited the Corporation as floating rate loans quickly adjusted to higher rates, while increases in deposit rates - which are more discretionary - were less pronounced. As a result, the Corporation realized an increase in net interest margin in the third and fourth quarters of 2004 and the first quarter of 2005.

During the second quarter of 2005, competitive pressures resulted in increases in deposit rates. In addition, the Corporation issued $100 million of subordinated debt at 5.35% at the end of March 2005. As a result, the net interest margin decreased three basis points compared to the first quarter of 2005.

With respect to longer-term rates, the 10-year treasury yield, which is a common benchmark for evaluating residential mortgage rates, decreased to 3.94% at June 30, 2005 as compared to 4.58% at June 30, 2004. Mortgage rates have been generally low over the past several years, generating strong refinance activity and significant gains for the Corporation as fixed rate residential mortgages are generally sold in the secondary market. With the decrease in long-term rates from the prior year, origination volume and the resulting gains on sales of these loans have remained strong, contributing to the Corporation's non-interest income.

The Corporation manages its risk associated with changes in interest rates through the techniques documented in the "Market Risk" section of Management's Discussion. As of June 30, 2005, the Corporation projects improvements in net interest income in a rising rate environment. Increases in long-term rates, however, may have a detrimental impact on mortgage loan origination volumes and related gains on sales of mortgage loans.

Earning Assets - The Corporation's interest-earning assets increased from 2004 to 2005 as a result of the First Washington acquisition and strong internal loan growth. This growth also contributed to the increase in net interest income. With improving regional economic conditions the Corporation is optimistic that internal loan growth in the short-term will continue to be strong.

From 2004 to 2005, the Corporation experienced a shift in its composition of interest-earning assets from investments (23.3% of total average interest-earning assets in 2005, compared to 27.7% in 2004) to loans (74.8% in 2005 compared to 71.1% in 2004). This change resulted from strong loan demand being funded with the proceeds from maturing investment securities, primarily mortgage-backed securities. The movement to higher-yielding loans has had a positive effect on the Corporation's net interest income and net interest margin.


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

Asset Quality - Asset quality refers to the underlying credit characteristics of borrowers and the likelihood that defaults on contractual payments will result in charge-offs of account balances. Asset quality is generally a function of economic conditions, but can be managed through conservative underwriting and sound collection policies and procedures.

The Corporation continued to maintain excellent asset quality, attributable to its credit culture and underwriting policies. Asset quality measures such as non-performing assets to total assets and net charge-offs to average loans improved in comparison to 2004, resulting in a lower provision for loan losses in the second quarter of 2005. While overall asset quality has remained strong, deterioration in quality of one or several significant accounts could have a detrimental impact and result in losses that may not be foreseeable based on current information. In addition, rising interest rates could increase the total payments of borrowers and could have a negative impact on the ability of some to pay according to the terms of their loans.

Equity Markets - As noted in the "Market Risk" section of Management's Discussion, equity valuations can have an impact on the Corporation's financial performance. In particular, bank stocks account for a significant portion of the Corporation's equity investment portfolio. Gains on sales of these equities have been a recurring component of the Corporation's earnings for many years, including the second quarters of 2005 and 2004, with total gains of $1.4 million and $5.3 million, respectively. Declines in bank stock portfolio values could have a detrimental impact on the Corporation's ability to recognize gains from these sales.

Acquisitions - In April 2004, the Corporation acquired Resource Bankshares Corporation (Resource), an $890 million financial holding company located in Virginia Beach, Virginia whose primary subsidiary was Resource Bank. This was the Corporation's first acquisition in Virginia, allowing it to enter a new geographic market. In December 2004, the Corporation acquired First Washington, a $490 million bank holding company located in Windsor, New Jersey whose primary subsidiary was First Washington State Bank (FWSB). Results for 2005 in comparison to 2004 were impacted by these acquisitions, as documented in the appropriate sections of Management's Discussion.

In July 2005, the Corporation acquired SVB Financial Services, Inc. (SVB) of Somerville, New Jersey. SVB was a $530 million bank holding company whose primary subsidiary was Somerset Valley Bank, which operates 11 community-banking offices in Somerset, Hunterdon and Middlesex counties in New Jersey. The acquisition was completed on July 1, 2005. For additional information on the terms of this acquisition, see Note I, "Subsequent Events", in the Notes to Consolidated Financial Statements.

Acquisitions have long been a supplement to the Corporation's internal growth. These recent acquisitions provide the opportunity for additional growth, as they will allow the Corporation's existing products and services to be sold in new markets. The Corporation's acquisition strategy focuses on high growth areas with strong market demographics and targets organizations that have a comparable corporate culture, strong performance and good asset quality, among other factors. Under its "super-community" banking philosophy, acquired organizations generally retain their status as separate legal entities, unless consolidation with an existing affiliate bank is practical. Back office functions are generally consolidated to maximize efficiencies.

Merger and acquisition activity in the financial services industry has been very competitive in recent years, as evidenced by the prices paid for certain acquisitions. While the Corporation has been an active acquirer, management is committed to basing its pricing on rational economic models. Management will continue to focus on generating growth in the most cost-effective manner.

Merger and acquisition activity also impacted the Corporation's capital and liquidity. In order to complete acquisitions, the Corporation must have strategies in place to maintain appropriate levels of capital and to provide necessary cash resources. In March 2005, the Corporation issued $100 million of subordinated debt, in part to support treasury stock repurchases related to acquisitions. This financing instrument also qualifies as a component of total regulatory capital. See additional information in the "liquidity" section of Management's Discussion.

Quarter Ended June 30, 2005 versus Quarter Ended June 30, 2004

Results for the second quarter of 2005 compared to the results of the second quarter of 2004 were impacted by the December 2004 acquisition of FWSB, whose results are included in 2005 amounts, but not in 2004.

Net Interest Income

Net interest income increased $11.2 million, or 12.6% ($7.0 million, or 7.9%, excluding FWSB), to $99.9 million in 2005 from $88.7 million in 2004. The increase was due to both average balance growth, with total earning assets increasing 7.0%, and an improving net interest margin. The average taxable equivalent yield on earning assets increased 69 basis points (a 13.5% increase) over 2004 while the cost of interest-bearing liabilities increased 62 basis points (a 37.1% increase). This resulted in a 19 basis point increase in net interest margin compared to the same period in 2004. The Corporation continues to manage its asset/liability position and interest rate risk through the methods discussed in the "Market Risk" section of Management's Discussion.

The following table provides a comparative average balance sheet and net interest income analysis for the second quarter of 2005 as compared to the same period in 2004. Interest income and yields are presented on a tax-equivalent basis, using a 35% Federal tax rate. The discussion following this table is based on these tax-equivalent amounts. All dollar amounts are in thousands.

                                           QUARTER ENDED JUNE 30, 2005         QUARTER ENDED JUNE 30, 2004
                                        ---------------------------------   ---------------------------------
                                          AVERAGE                 YIELD/      AVERAGE                YIELD/
                                          BALANCE     INTEREST   RATE (1)     BALANCE     INTEREST   RATE (1)
                                        -----------   --------   --------   -----------   --------   --------
ASSETS
Interest-earning assets:
   Loans and leases..................   $ 7,823,737   $124,080     6.36%    $ 6,946,626   $ 97,705     5.65%
   Taxable investment securities.....     1,965,683     18,257     3.71       2,299,834     19,652     3.39
   Tax-exempt investment securities..       341,044      4,227     4.96         272,891      3,822     5.60
   Equity securities.................       129,980      1,341     4.14         137,528      1,196     3.49
                                        -----------   --------     ----     -----------   --------     ----
Total investment securities..........     2,436,707     23,825     3.91       2,710,253     24,670     3.62
   Mortgage loans held for sale......       152,503      2,699     7.08         115,658      1,962     6.79
   Other interest-earning assets.....        47,819        348     2.90           6,717         19     1.09
                                        -----------   --------     ----     -----------   --------     ----
Total interest-earning assets........    10,460,766    150,952     5.79%      9,779,254    124,356     5.10%
Noninterest-earning assets:
   Cash and due from banks...........       342,592                             332,653
   Premises and equipment............       152,123                             130,737
   Other assets......................       554,557                             448,946
   Less: Allowance for loan losses...       (91,209)                            (86,800)
                                        -----------                         -----------
      Total Assets...................   $11,418,829                         $10,604,790
                                        ===========                         ===========

LIABILITIES AND EQUITY
Interest-bearing liabilities:
   Demand deposits...................   $ 1,484,772   $  3,309     0.89%    $ 1,362,761   $  1,634     0.48%
   Savings deposits..................     1,986,909      5,859     1.18       1,857,175      2,637     0.57
   Time deposits.....................     3,019,818     21,936     2.91       2,841,569     18,074     2.56
                                        -----------   --------     ----     -----------   --------     ----
Total interest-bearing deposits......     6,491,499     31,104     1.92       6,061,505     22,345     1.48
   Short-term borrowings.............     1,180,975      7,914     2.68       1,282,657      3,135     0.98
   Long-term debt....................       841,650      9,668     4.59         656,803      7,838     4.70
                                        -----------   --------     ----     -----------   --------     ----
Total interest-bearing liabilities...     8,514,124     48,686     2.29%      8,000,965     33,318     1.67%
Noninterest-bearing liabilities:
   Demand deposits...................     1,567,611                           1,386,770
   Other.............................       139,888                             114,219
                                        -----------                         -----------
      Total Liabilities..............    10,221,623                           9,501,954
Shareholders' equity.................     1,197,206                           1,102,836
                                        -----------                         -----------
      Total Liabilities and
         Shareholders' Equity........   $11,418,829                         $10,604,790
                                        ===========                         ===========
Net interest income/
   net interest margin (FTE).........                  102,266     3.92%                    91,038     3.73%
                                                                   ====                                ====
Tax equivalent adjustment............                   (2,341)                             (2,332)
                                                      --------                            --------
Net interest income..................                 $ 99,925                            $ 88,706
                                                      ========                            ========

(1) Presented on a fully taxable equivalent (FTE) basis using a 35% Federal tax rate.

The following table summarizes the changes in interest income and expense due to changes in average balances (volume) and changes in rates:

                                                       2005 VS. 2004
                                                  INCREASE (DECREASE) DUE
                                                       TO CHANGE IN
                                              ------------------------------
                                               VOLUME      RATE        NET
                                              --------   --------   --------
                                                      (in thousands)
Interest income on:
   Loans and leases .......................   $13,280    $13,095    $26,375
   Taxable investment securities ..........    (2,981)     1,586     (1,395)
   Tax-exempt investment securities .......       894       (489)       405
   Equity securities ......................       (68)       213        145
   Mortgage loans held for sale ...........       654         83        737
   Other interest-earning assets ..........       262         67        329
                                              -------    -------    -------
      Total interest-earning assets .......   $12,041    $14,555    $26,596
                                              =======    =======    =======
Interest expense on:
   Demand deposits ........................   $   159    $ 1,516    $ 1,675
   Savings deposits .......................       198      3,024      3,222
   Time deposits ..........................     1,201      2,661      3,862
   Short-term borrowings ..................      (268)     5,047      4,779
   Long-term debt .........................     2,153       (323)     1,830
                                              -------    -------    -------
      Total interest-bearing liabilities ..   $ 3,443    $11,925    $15,368
                                              =======    =======    =======

Interest income increased $26.6 million, or 21.4%, mainly as a result of both the increased yield on interest earning assets and growth in average balances. Interest income increased $14.6 million as a result of the 69 basis point increase in rates. An additional $12.0 million increase was realized from the 7.0% increase in average balances.

Average loans increased $877.1 million, or 12.6%. The following presents the growth in average loans by category:

                                               THREE MONTHS ENDED          INCREASE
                                                    JUNE 30               (DECREASE)
                                            -----------------------   -----------------
                                               2005         2004          $         %
                                            ----------   ----------   ---------   -----
                                                       (dollars in thousands)
Commercial - industrial and financial ...   $1,970,926   $1,776,940   $ 193,986    10.9%
Commercial - agricultural ...............      319,853      331,575     (11,722)   (3.5)
Real estate - commercial mortgage .......    2,537,606    2,216,617     320,989    14.5
Real estate - commercial construction ...      388,113      312,312      75,801    24.3
Real estate - residential mortgage ......      570,061      519,353      50,708     9.8
Real estate - residential construction ..      344,823      241,053     103,770    43.0
Real estate - home equity ...............    1,127,228      959,267     167,961    17.5
Consumer ................................      502,031      517,226     (15,195)   (2.9)
Leasing and other .......................       63,096       72,283      (9,187)  (12.7)
                                            ----------   ----------   ---------   -----
   Total ................................   $7,823,737   $6,946,626   $ 877,111    12.6%
                                            ==========   ==========   =========   =====

FWSB contributed $251.6 million to the increase in average loans, presented by type in the following table:

                                              THREE MONTHS
                                             ENDED JUNE 30
                                            ---------------
                                              2005     2004   INCREASE
                                            --------   ----   --------
                                                  (in thousands)
Commercial - industrial and financial ...   $ 51,553    $--   $ 51,553
Commercial - agricultural ...............         --     --         --
Real estate - commercial mortgage .......    129,435     --    129,435
Real estate - commercial construction ...     19,894     --     19,894
Real estate - residential mortgage ......     11,430     --     11,430
Real estate - residential construction ..        258     --        258
Real estate - home equity ...............     34,913     --     34,913
Consumer ................................      3,737     --      3,737
Leasing and other .......................        397     --        397
                                            --------    ---   --------
   Total ................................   $251,617    $--   $251,617
                                            ========    ===   ========

The following table presents the growth in average loans, by type, excluding the average balances contributed by FWSB:

                                                  THREE MONTHS            INCREASE
                                                 ENDED JUNE 30           (DECREASE)
                                            -----------------------   ----------------
                                               2005         2004          $        %
                                            ----------   ----------   --------   -----
                                                      (dollars in thousands)
Commercial - industrial and financial ...   $1,919,373   $1,776,940   $142,433     8.0%
Commercial - agricultural ...............      319,853      331,575    (11,722)   (3.5)
Real estate - commercial mortgage .......    2,408,171    2,216,617    191,554     8.6
Real estate - commercial construction ...      368,219      312,312     55,907    17.9
Real estate - residential mortgage ......      558,631      519,353     39,278     7.6
Real estate - residential construction ..      344,565      241,053    103,512    42.9
Real estate - home equity ...............    1,092,315      959,267    133,048    13.9
Consumer ................................      498,294      517,226    (18,932)   (3.7)
Leasing and other .......................       62,699       72,283     (9,584)  (13.3)
                                            ----------   ----------   --------   -----
   Total ................................   $7,572,120   $6,946,626   $625,495     9.0%
                                            ==========   ==========   ========   =====

Excluding the impact of FWSB, loan growth continued to be particularly strong in the commercial and commercial mortgage categories, which together increased $334.0 million, or 8.4%. Commercial agricultural loans decreased $11.7 million, or 3.5% due to agricultural customers using excess funds to pay down loans, instead of expanding their facilities. Residential mortgage and residential construction increased $142.8 million, or 18.8%, mainly due to an increase in residential construction lending at Resource Bank. Home equity loans increased $133.0 million, or 13.9%, due to promotional efforts and customers using home equity loans as a cost-effective refinance alternative. Consumer loans decreased slightly, reflecting repayment of these loans with tax-advantaged residential mortgage or home equity loans.

The average yield on loans during the second quarter of 2005 was 6.36%, a 71 basis point, or 12.6%, increase over 2004. This reflects the impact of a significant portfolio of floating rate loans, which reprice to higher rates when interest rates rise.

Average investment securities decreased $273.5 million, or 10.1%. Excluding the impact of FWSB, this decrease was $506.7 million, or 18.7%. During the past twelve months, maturities of investment securities exceeded purchases of new investments, with the resulting net inflow of funds used to support loan growth. The average yield on investment securities increased 29 basis points, from 3.62% in 2004 to 3.91% in 2005.


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

Interest expense increased $15.4 million, or 46.1%, to $48.7 million in the second quarter of 2005, from $33.3 million in the second quarter of 2004. Interest expense increased $11.9 million as a result of the 62 basis point increase in the cost of total interest-bearing liabilities, with the remaining $3.4 million increase due to an increase in average balances, The cost of interest-bearing deposits increased 44 basis points, or 29.7%, from 1.48% in 2004 to 1.92% in 2005. This increase was due to rising rates in general as a result of the FRB's rate increases over the past twelve months.

The following table presents average deposits by category:

                                      THREE MONTHS
                                     ENDED JUNE 30            INCREASE
                                -----------------------   ---------------
                                   2005         2004          $        %
                                ----------   ----------   --------   ----
                                          (dollars in thousands)
Noninterest-bearing demand ..   $1,567,611   $1,386,770   $180,841   13.0%
Interest-bearing demand .....    1,484,771    1,362,761    122,010    9.0
Savings/money market ........    1,986,909    1,857,174    129,735    7.0
Time deposits ...............    3,019,819    2,841,570    178,249    6.3
                                ----------   ----------   --------   ----
   Total ....................   $8,059,110   $7,448,275   $610,836    8.2%
                                ==========   ==========   ========   ====

The FWSB acquisition accounted for approximately $419.6 million of the increase in average balances. The following table presents the average balance impact of the acquisition, by type:

                                  THREE MONTHS
                                 ENDED JUNE 30
                                ---------------
                                  2005     2004   INCREASE
                                --------   ----   --------
                                      (in thousands)
Noninterest-bearing demand ..   $ 79,743    $--   $ 79,743
Interest-bearing demand .....     54,268     --     54,268
Savings/money market ........     51,082     --     51,082
Time deposits ...............    234,556     --    234,556
                                --------    ---   --------
   Total ....................   $419,649    $--   $419,649
                                ========    ===   ========

The following table presents the growth in average deposits, by type, excluding the contribution of FWSB:

                                      THREE MONTHS
                                     ENDED JUNE 30            INCREASE
                                -----------------------   ---------------
                                   2005         2004          $        %
                                ----------   ----------   --------   ----
                                          (dollars in thousands)
Noninterest-bearing demand ..   $1,487,868   $1,386,770   $101,098    7.3%
Interest-bearing demand .....    1,430,503    1,362,761     67,742    5.0
Savings/money market ........    1,935,827    1,857,174     78,653    4.2
Time deposits ...............    2,785,263    2,841,570    (56,307)  (2.0)
                                ----------   ----------   --------   ----
   Total ....................   $7,639,461   $7,448,276   $191,185    2.6%
                                ==========   ==========   ========   ====

Average borrowings increased $83.2 million, or 4.3%, to $2.0 billion in the second quarter of 2005. FWSB added $51.3 million to short-term borrowings and $9.5 million to long-term debt. Excluding FWSB, average short-term borrowings decreased $152.9 million, or 11.9%, to $1.1 billion in 2005, while average long-term debt increased $175.4 million, or 26.7%, to $832.2 million. The decrease in short-term borrowings was mainly due to a decrease in Federal funds purchased as funds from deposits and investment maturities were sufficient to fund increases in loans. The increase in long-term debt was partially due to the Corporation's issuance of $100.0 million of ten-year subordinated notes in March


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

2005. The remaining increase was mainly due to an increase in Federal Home Loan Bank Advances. The Corporation locked in longer-term rates in anticipation of increasing rates. As with the U.S. Treasury yields, longer-term FHLB rates have decreased over the last year.

Provision and Allowance for Loan Losses

The following table summarizes loans outstanding (net of unearned income):

                                              JUNE 30    December 31     June 30
                                               2005         2004          2004
                                            ----------   -----------   ----------
                                                        (in thousands)
Commercial - industrial and financial....   $1,991,480    $1,946,962   $1,818,568
Commercial - agricultural................      322,791       326,176      324,466
Real-estate - commercial mortgage........    2,556,990     2,461,016    2,240,228
Real-estate - commercial construction....      396,159       348,846      314,903
Real-estate - residential mortgage.......      558,845       543,072      504,320
Real-estate - residential construction...      347,614       277,940      245,963
Real estate - home equity................    1,141,749     1,108,249    1,004,532
Consumer.................................      485,489       506,290      522,574
Leasing and other........................       60,391        65,996       66,757
                                            ----------    ----------   ----------
   Total.................................   $7,861,508    $7,584,547   $7,042,311
                                            ==========    ==========   ==========

The following table summarizes the activity in the Corporation's allowance for loan losses:

                                                             THREE MONTHS ENDED
                                                                  JUNE 30
                                                          -----------------------
                                                             2005         2004
                                                          ----------   ----------
                                                           (dollars in thousands)
Loans outstanding at end of period (net of unearned)...   $7,861,508   $7,042,311
                                                          ==========   ==========
Daily average balance of loans and leases..............   $7,823,737   $6,946,626
                                                          ==========   ==========
Balance at beginning of period.........................   $   90,127   $   78,271

Loans charged-off:
   Commercial, financial and agricultural..............          729          510
   Real estate - mortgage..............................           54          203
   Consumer............................................          836          808
   Leasing and other...................................           41           48
                                                          ----------   ----------
   Total loans charged-off.............................        1,660        1,569
                                                          ----------   ----------
Recoveries of loans previously charged-off:
   Commercial, financial and agricultural..............          479          574
   Real estate - mortgage..............................          467          114
   Consumer............................................          242          412
   Leasing and other...................................           22           25
                                                          ----------   ----------
   Total recoveries....................................        1,210        1,125
                                                          ----------   ----------
Net loans charged-off..................................          450          444

Provision for loan losses..............................          725          800

Allowance purchased (Resource).........................           --        7,912
                                                          ----------   ----------
Balance at end of period...............................   $   90,402   $   86,539
                                                          ==========   ==========
Net charge-offs to average loans (annualized)..........        0.02%        0.03%
                                                          ==========   ==========
Allowance for loan losses to loans outstanding.........        1.15%        1.23%
                                                          ==========   ==========

The following table summarizes the Corporation's non-performing assets:

                                            JUNE 30   DECEMBER 31   JUNE 30
                                              2005        2004        2004
                                            -------   -----------   -------
                                                 (dollars in thousands)
Non-accrual loans........................   $20,820     $22,574     $21,961
Loans 90 days past due and accruing......     7,453       8,318       9,314
Other real estate owned (OREO)...........     3,478       2,209       1,119
                                            -------     -------     -------
Total non-performing assets..............   $31,751     $33,101     $32,394
                                            =======     =======     =======

Non-accrual loans/Total loans............     0.26%       0.30%       0.31%
Non-performing assets/Total assets.......     0.27%       0.30%       0.31%
Allowance/Non-performing loans...........      320%        290%        277%

The provision for loan losses for the second quarter of 2005 totaled $725,000, a decrease of $75,000, or 9.4%, from the same period in 2004. Net charge-offs totaled $450,000, or 0.02% of average loans on an annualized basis, during the second quarter of 2005, compared to $444,000 or 0.03% in net charge-offs, for the second quarter of 2004. Non-performing assets decreased to $31.8 million, or 0.27% of total assets, at June 30, 2005, from $32.4 million, or 0.31% of total assets, at June 30, 2004.

Management believes that the allowance balance of $90.4 million at June 30, 2005 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards.

Other Income

The following table presents the components of other income:

                                               THREE MONTHS ENDED
                                                     JUNE 30        INCREASE (DECREASE)
                                               ------------------   -------------------
                                                  2005      2004         $        %
                                                -------   -------     -------   -----
                                                            (in thousands)
Investment management and trust services ...    $ 8,966   $ 8,637     $   329     3.8%
Service charges on deposit accounts ........      9,960     9,929          31     0.3
Other service charges and fees .............      7,142     4,970       2,172    43.7
Gain on sale of mortgage loans .............      6,290     6,050         240     4.0
Investment securities gains ................      1,418     5,349      (3,931)  (73.5)
Gain on sale of deposits ...................      2,201        --       2,201     N/A
Other ......................................      2,338     1,727         611    35.4
                                                -------   -------     -------   -----
   Total ...................................    $38,315   $36,662     $ 1,653     4.5%
                                                =======   =======     =======   =====

Total other income for the quarter ended June 30, 2005 was $38.3 million, an increase of $1.7 million, or 4.5%, over the comparable period in 2004. Excluding investment securities gains, which decreased from $5.3 million in 2004 to $1.4 million in 2005, other income increased $5.6 million, or 17.8%.

Other service charges and fees increased $2.2 million, or 43.7%, due to a one-time increase in credit card merchant fee income and fees on letters of credit. During the second quarter of 2005, the Corporation sold three branches and related deposits in two separate transactions. The sale resulted in $2.2 million of gains primarily from the premiums paid on the $36.7 million of deposits sold. The $611,000 increase in other income resulted from growth in various categories.

Investment securities gains decreased $3.9 million, or 73.5%. Investment securities gains during the second quarter of 2005 consisted of net realized gains of $1.4 million on the sale of equity securities and $56,000 on the sale of available for sale debt securities. Investment securities gains during the second quarter of 2004 consisted of net realized gains of $3.3 million on the sale of equity securities and $2.0 million on the sale of available for sale debt securities.

Other Expenses

The following table presents the components of other expenses:

                                     THREE MONTHS ENDED      INCREASE
                                           JUNE 30          (DECREASE)
                                     ------------------   --------------
                                        2005      2004       $       %
                                      -------   -------   ------   -----
                                            (dollars in thousands)
Salaries and employee benefits ...    $45,235   $41,894   $3,341     8.0%
Net occupancy expense ............      6,549     5,859      690    11.8
Equipment expense ................      2,888     2,749      139     5.1
Data processing ..................      3,321     2,868      453    15.8
Advertising ......................      2,276     1,914      362    18.9
Intangible amortization ..........      1,168     1,356     (188)  (13.9)
Other ............................     16,752    13,957    2,795    20.0
                                      -------   -------   ------   -----
   Total .........................    $78,189   $70,597   $7,592    10.8%
                                      =======   =======   ======   =====

Total other expenses increased $7.6 million, or 10.8%, in 2005, including $3.4 million due to FWSB, detailed as follows:

                                     THREE MONTHS ENDED
                                           JUNE 30
                                     ------------------
                                         2005    2004     INCREASE
                                        ------   ----     --------
                                             (in thousands)
Salaries and employee benefits ...      $1,291    $--      $1,291
Net occupancy expense ............         358     --         358
Equipment expense ................         157     --         157
Data processing ..................         122     --         122
Advertising ......................          55     --          55
Intangible amortization ..........         154     --         154
Other ............................       1,269     --       1,269
                                        ------    ---      ------
   Total .........................      $3,406    $--      $3,406
                                        ======    ===      ======

The following table presents the components of other expenses, excluding the amounts contributed by FWSB, for the quarter ended June 30, 2005:

                                     THREE MONTHS ENDED      INCREASE
                                           JUNE 30          (DECREASE)
                                     ------------------   --------------
                                        2005      2004       $       %
                                      -------   -------   ------   -----
                                            (dollars in thousands)
Salaries and employee benefits ...    $43,944   $41,894   $2,050     4.9%
Net occupancy expense ............      6,191     5,859      332     5.7
Equipment expense ................      2,731     2,749      (18)   (0.7)
Data processing ..................      3,199     2,868      331    11.5
Advertising ......................      2,221     1,914      307    16.0
Intangible amortization ..........      1,014     1,356     (342)  (25.2)
Other ............................     15,483    13,957    1,526    10.9
                                      -------   -------   ------   -----
   Total .........................    $74,783   $70,597   $4,186     5.9%
                                      =======   =======   ======   =====

The discussion that follows addresses changes in other expenses, excluding FWSB.

Salaries and employee benefits increased $2.1 million, or 4.9%, in comparison to the second quarter of 2004. The salary expense component increased $1.4 million, or 4.2%, driven by salary increases for existing employees and an increase in average full-time equivalent employees from 3,298 in the second quarter of 2004 to 3,317 in the second quarter of 2005. Employee benefits increased $626,000, or 7.6%, in comparison to the second quarter of 2004 driven mainly by increases in healthcare costs.

Net occupancy expense increased $332,000, or 5.7%, to $6.2 million in 2005. The increase resulted from the expansion of the branch network and the addition of new office space for existing affiliates. Equipment expense decreased $18,000, or 0.7%, due to lower depreciation expense as certain equipment became fully depreciated.

Data processing expense, which consists mainly of fees paid for outsourced back office systems, increased $331,000, or 11.5%, due to the continued growth in transaction volumes. Advertising expense increased $307,000, or 16.0%, due to promotional campaigns particularly in retail lines of business. Intangible amortization decreased $342,000, or 25.2%, in the second quarter of 2005. Intangible amortization consists of the amortization of unidentifiable intangible assets related to branch and loan acquisitions, core deposit intangible assets, and other identified intangible assets. Since many of these intangibles are amortized using accelerated methods, amortization expense of existing intangibles decreases over time. Other expense increased $1.5 million, or 10.9%, due to the timing of certain expenses.

Income Taxes

Income tax expense for the second quarter of 2005 was $17.7 million, a $1.6 million, or 9.6%, increase from $16.2 million in 2004. The Corporation's effective tax rate for the second quarter of 2005 was approximately 29.9%, as compared to 30.0% in 2004. The effective rate is lower than the Federal statutory rate of 35% due mainly to investments in tax-free municipal securities and federal tax credits from investments in low and moderate income housing partnerships.

Six Months Ended June 30, 2005 versus Six Months Ended June 30, 2004

Results for the first six months of 2005 when compared to the results of 2004 were impacted by the acquisitions of Resource Bank in April 2004 and FWSB in December 2004. In the following discussion these are collectively referred to as the "Acquisitions".

Net Interest Income

Net interest income increased $26.5 million, or 15.4%, to $198.2 million in 2005 from $171.7 million in 2004. This increase was due to both average balance growth, with total earning assets increasing 10.2%, and an improving net interest margin. The average yield on earning assets increased 57 basis points (an 11.1% increase) over 2004 while the cost of interest-bearing liabilities increased 51 basis points (a 30.5% increase). This resulted in an 18 basis point increase in net interest margin compared to the same period in 2004. The Corporation continues to manage its asset/liability position and interest rate risk through the methods discussed in the "Market Risk" section of Management's Discussion.

The following table provides a comparative average balance sheet and net interest income analysis for the first six months of 2005 as compared to the same period in 2004. Interest income and yields are presented on a tax-equivalent basis, using a 35% Federal tax rate. The discussion following this table is based on these tax-equivalent amounts. All dollar amounts are in thousands.

                                          SIX MONTHS ENDED JUNE 30, 2005       SIX MONTHS ENDED JUNE 30, 2004
                                       -----------------------------------  -----------------------------------
                                         AVERAGE                   YIELD/     AVERAGE                   YIELD/
                                         BALANCE    INTEREST (1)  RATE (1)    BALANCE    INTEREST (1)  RATE (1)
                                       -----------  ------------  --------  -----------  ------------  --------
ASSETS
Interest-earning assets:
   Loans and leases..................  $ 7,749,797    $241,461      6.28%   $ 6,567,307    $187,000      5.72%
   Taxable investment securities.....    1,974,723      36,518      3.69      2,351,126      41,388      3.49
   Tax-exempt investment securities..      338,215       8,481      5.02        274,517       7,631      5.56
   Equity securities.................      126,907       2,611      4.13        134,540       2,389      3.56
                                       -----------    --------      ----    -----------    --------      ----
Total investment securities..........    2,439,845      47,610      3.90      2,760,183      51,408      3.70
   Mortgage loans held for sale......      132,670       4,511      6.80         65,435       2,201      6.73
   Other interest-earning assets.....       38,313         524      2.74          5,231          29      1.12
                                       -----------    --------      ----    -----------    --------      ----
Total interest-earning assets.....      10,360,625     294,106      5.71%     9,398,156     240,638      5.14%
Noninterest-earning assets:
   Cash and due from banks...........      332,747                              316,721
   Premises and equipment............      150,579                              126,083
   Other assets......................      562,889                              383,127
   Less: Allowance for loan losses...      (90,851)                             (82,766)
                                       -----------                          -----------
      Total Assets...................  $11,315,989                          $10,141,321
                                       ===========                          ===========

LIABILITIES AND EQUITY
Interest-bearing liabilities:
   Demand deposits...................  $ 1,489,850    $  6,279      0.85%   $ 1,315,716    $  2,989      0.46%
   Savings deposits..................    1,949,573      10,324      1.07      1,808,638       5,143      0.57
   Time deposits.....................    3,008,161      42,309      2.84      2,636,657      34,563      2.64
                                       -----------    --------      ----    -----------    --------      ----
Total interest-bearing deposits......    6,447,584      58,912      1.84      5,761,011      42,695      1.49
   Short-term borrowings.............    1,210,053      14,738      2.44      1,313,972       6,462      0.98
   Long-term debt....................      761,992      17,598      4.64        613,439      15,130      4.85
                                       -----------    --------      ----    -----------    --------      ----
Total interest-bearing liabilities...    8,419,629      91,248      2.18%     7,688,422      64,287      1.67%
Noninterest-bearing liabilities:
   Demand deposits...................    1,538,526                            1,322,155
   Other.............................      133,554                              103,784
                                       -----------                          -----------
      Total Liabilities..............   10,091,709                            9,114,361
Shareholders' equity.................    1,224,280                            1,026,960
                                       -----------                          -----------
      Total Liabilities and
         Shareholders' Equity........  $11,315,989                          $10,141,321
                                       ===========                          ===========
Net interest income/net interest
   margin (FTE)......................                  202,858      3.94%                   176,351      3.76%
                                                                    ====                                 ====
Tax equivalent adjustment............                   (4,685)                              (4,678)
                                                      --------                             --------
Net interest income..................                 $198,173                             $171,673
                                                      ========                             ========

(1) Presented on a fully taxable equivalent (FTE) basis using a 35% Federal tax rate.

The following table summarizes the changes in interest income and expense due to changes in average balances (volume) and changes in rates:

                                                     2005 VS. 2004
                                                INCREASE (DECREASE) DUE
                                                      TO CHANGE IN
                                              ---------------------------
                                               VOLUME     RATE      NET
                                              -------   -------   -------
                                                     (in thousands)
Interest income on:
   Loans and leases .......................   $35,361   $19,100   $54,461
   Taxable investment securities ..........    (6,958)    2,088    (4,870)
   Tax-exempt investment securities .......     1,631      (781)      850
   Equity securities ......................      (143)      365       222
   Mortgage loans held for sale ...........     2,280        30     2,310
   Other interest-earning assets ..........       401        94       495
                                              -------   -------   -------
      Total interest-earning assets .......   $32,572   $20,896   $53,468
                                              =======   =======   =======
Interest expense on:
   Demand deposits ........................   $   438   $ 2,852   $ 3,290
   Savings deposits .......................       427     4,754     5,181
   Time deposits ..........................     5,033     2,713     7,746
   Short-term borrowings ..................      (549)    8,825     8,276
   Long-term debt .........................     3,442      (974)    2,468
                                              -------   -------   -------
      Total interest-bearing liabilities ..   $ 8,791   $18,170   $26,961
                                              =======   =======   =======

Interest income increased $53.5 million, or 22.2%, due to a combination of increases in average interest-earning assets, which contributed $32.6 million to the increase, and increases in average yields, which resulted in a $20.9 million increase.

Average interest-earning assets increased $962.5 million, or 10.2%, mainly as a result of a $709.0 million contribution from the Acquisitions. Internal growth in average loans of $474.4 million was more than offset by a $612.3 million decline in average investments. However, this change in the mix of earning assets contributed to the 57 basis point increase in average yields.

The Corporation's average loan portfolio increased $1.2 billion, or 18.0%, as shown by type in the following table:

                                                SIX MONTHS ENDED
                                                    JUNE 30           INCREASE (DECREASE)
                                            -----------------------   -------------------
                                               2005         2004           $         %
                                            ----------   ----------   ----------   -----
                                                       (dollars in thousands)
Commercial - industrial and financial ...   $1,987,810   $1,691,552   $  296,258    17.5%
Commercial - agricultural ...............      323,257      340,386      (17,129)   (5.0)
Real estate - commercial mortgage .......    2,488,974    2,115,053      373,921    17.7
Real estate - commercial construction ...      375,603      283,068       92,535    32.7
Real estate - residential mortgage ......      565,272      480,601       84,671    17.6
Real estate - residential construction ..      327,459      142,258      185,201   130.2
Real estate - home equity ...............    1,117,139      928,917      188,222    20.3
Consumer ................................      501,252      515,086      (13,834)   (2.7)
Leasing and other .......................       63,031       70,386       (7,355)  (10.4)
                                            ----------   ----------   ----------   -----
   Total ................................   $7,749,797   $6,567,307   $1,182,490    18.0%
                                            ==========   ==========   ==========   =====

The Acquisition contributed approximately $709.0 million to the increase in average balances. The following table presents the average balance impact of the Acquisitions, by type:

                                               SIX MONTHS ENDED
                                                   JUNE 30
                                            ---------------------
                                               2005        2004     INCREASE
                                            ----------   --------   --------
                                                     (in thousands)
Commercial - industrial and financial ...   $  187,095   $ 52,853   $134,242
Commercial - agricultural ...............        1,601        195      1,406
Real estate - commercial mortgage .......      298,143     82,991    215,152
Real estate - commercial construction ...      108,154     35,752     72,402
Real estate - residential mortgage ......       90,158     34,625     55,533
Real estate - residential construction ..      270,978     98,694    172,284
Real estate - home equity ...............       51,971      4,510     47,461
Consumer ................................        6,240      1,329      4,911
Leasing and other .......................        7,018      1,363      5,655
                                            ----------   --------   --------
   Total ................................   $1,021,358   $312,312   $709,046
                                            ==========   ========   ========

The following table presents the growth in average loans, by type, excluding the average balances contributed by the Acquisitions:

                                                SIX MONTHS ENDED
                                                    JUNE 30           INCREASE (DECREASE)
                                            -----------------------   -------------------
                                               2005         2004           $        %
                                            ----------   ----------    --------   -----
                                                        (dollars in thousands)
Commercial - industrial and financial ...   $1,800,715   $1,638,699    $162,016     9.9%
Commercial - agricultural ...............      321,656      340,191     (18,535)   (5.4)
Real estate - commercial mortgage .......    2,190,831    2,032,062     158,769     7.8
Real estate - commercial construction ...      267,449      247,316      20,133     8.1
Real estate - residential mortgage ......      475,114      445,976      29,138     6.5
Real estate - residential construction ..       56,481       43,564      12,917    29.7
Real estate - home equity ...............    1,065,168      924,407     140,761    15.2
Consumer ................................      495,012      513,757     (18,745)   (3.6)
Leasing and other .......................       56,013       69,023     (13,010)  (18.8)
                                            ----------   ----------    --------   -----
   Total ................................   $6,728,439   $6,254,995    $473,444     7.6%
                                            ==========   ==========    ========   =====

Excluding the impact of the Acquisitions, average loan growth continued to be particularly strong in the commercial and commercial mortgage categories, which together increased $320.8 million, or 8.7%. Commercial agricultural loans decreased $18.5 million, or 5.4% due to agricultural customers using excess funds to pay down loans, instead of expanding their facilities. Residential mortgage and residential construction increased $42.1 million, or 8.6%. Home equity loans increased $140.8 million, or 15.2%, due to promotional efforts and customers using home equity loans as a cost-effective refinance alternative. Consumer loans decreased slightly, reflecting repayment of these loans with tax-advantaged residential mortgage or home equity loans. Leasing and other loans decreased $13.0 million, or 18.8%.

The average yield on loans during the first six months of 2005 was 6.28%, a 56 basis point, or 9.8%, increase over 2004. This reflects the impact of a significant portfolio of floating rate loans, which reprice to higher rates when interest rates rise, as they have over the past twelve months.

Average investment securities decreased $320.3 million, or 11.6%. Excluding the impact of the Acquisitions, this decrease was $612.3 million, or 22.6%. During the past twelve months, maturities of investment securities exceeded purchases as funds were used to support loan growth and reduce short-term borrowings. The average yield on investment securities increased 20 basis points from 3.70% in 2004 to 3.90% in 2005.

Interest expense increased $27.0 million, or 41.9%, to $91.2 million in the first six months of 2005 from $64.3 million in the first six months of 2004. Interest expense increased $18.2 million as a result of the 51 basis point increase in the cost of total interest-bearing liabilities, with the remaining increase of $8.8 million due to an increase in average balances. The cost of interest-bearing deposits increased 35 basis points, or 23.5%, from 1.49% in 2004 to 1.84% in 2005. This increase was due to rising rates in general as a result of the FRB's rate increases over the past twelve months.

The following table presents the growth in average deposits by category:

                                    SIX MONTHS ENDED
                                        JUNE 30               INCREASE
                                -----------------------   ---------------
                                   2005         2004          $        %
                                ----------   ----------   --------   ----
                                          (dollars in thousands)
Noninterest-bearing demand ..   $1,538,526   $1,322,155   $216,371   16.4%
Interest-bearing demand .....    1,489,850    1,315,716    174,134   13.2
Savings/money market ........    1,949,573    1,808,638    140,935    7.8
Time deposits ...............    3,008,161    2,636,657    371,504   14.1
                                ----------   ----------   --------   ----
   Total ....................   $7,986,110   $7,083,166   $902,944   12.7%
                                ==========   ==========   ========   ====

The Acquisitions accounted for approximately $809.1 million of the increase in average balances. The following table presents the average balance impact of the Acquisitions, by type:

                                   SIX MONTHS ENDED
                                       JUNE 30
                                ---------------------
                                   2005        2004     INCREASE
                                ----------   --------   --------
                                         (in thousands)
Noninterest-bearing demand ..   $  119,004   $ 19,187   $ 99,817
Interest-bearing demand .....      103,032     27,453     75,579
Savings/money market ........      161,079     22,391    138,688
Time deposits ...............      714,762    219,739    495,023
                                ----------   --------   --------
   Total ....................   $1,097,877   $288,770   $809,107
                                ==========   ========   ========

The following table presents the growth in average deposits, by type, excluding the contribution of the Acquisitions:

                                    SIX MONTHS ENDED
                                        JUNE 30           INCREASE (DECREASE)
                                -----------------------   -------------------
                                   2005         2004          $          %
                                ----------   ----------   ---------   -------
                                          (dollars in thousands)
Noninterest-bearing demand ..   $1,419,522   $1,302,968   $ 116,554     8.9%
Interest-bearing demand .....    1,386,818    1,288,263      98,555     7.7
Savings/money market ........    1,788,494    1,786,247       2,247     0.1
Time deposits ...............    2,293,399    2,416,918    (123,519)   (5.1)
                                ----------   ----------   ---------    ----
   Total ....................   $6,888,233   $6,794,396   $  93,837     1.4%
                                ==========   ==========   =========    ====

Average borrowings increased $44.6 million, or 2.3%, to $2.0 billion in the first six months of 2005. The Acquisitions added $160.5 million to short-term borrowings and $75.7 million to long-term debt. Excluding the Acquisitions, average short-term borrowings decreased $264.4 million, or 21.3%, to $978.3 million in 2005, while average long-term debt increased $72.8 million, or 12.7%, to $647.1 million. The decrease in short-term borrowings was mainly due to a decrease in Federal funds purchased as funds from deposit growth and investment maturities were sufficient to fund increases in loans. The increase in long-term debt was partially due to the Corporation's issuance of $100.0 million of ten-year subordinated notes in March 2005.

Provision and Allowance for Loan Losses

The following table summarizes the activity in the Corporation's allowance for loan losses:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30
                                                          -----------------------
                                                             2005         2004
                                                          ----------   ----------
                                                           (dollars in thousands)
Loans outstanding at end of period (net of unearned) ..   $7,861,508   $7,042,311
                                                          ==========   ==========
Daily average balance of loans and leases .............   $7,749,797   $6,567,307
                                                          ==========   ==========

Balance at beginning of period ........................   $   89,627   $   77,700

Loans charged-off:
   Commercial, financial and agricultural .............        1,552        1,489
   Real estate - mortgage .............................          241          967
   Consumer ...........................................        1,601        1,595
   Leasing and other ..................................           85          181
                                                          ----------   ----------
   Total loans charged-off ............................        3,479        4,232
                                                          ----------   ----------

Recoveries of loans previously charged-off:
   Commercial, financial and agricultural .............        1,176        1,091
   Real estate - mortgage .............................          917          560
   Consumer ...........................................          608          911
   Leasing and other ..................................           28           57
                                                          ----------   ----------
   Total recoveries ...................................        2,729        2,619
                                                          ----------   ----------

Net loans charged-off .................................          750        1,613

Provision for loan losses .............................        1,525        2,540

Allowance purchased (Resource) ........................           --        7,912
                                                          ----------   ----------
Balance at end of period ..............................   $   90,402   $   86,539
                                                          ==========   ==========
Net charge-offs to average loans (annualized) .........         0.02%        0.05%
                                                          ==========   ==========
Allowance for loan losses to loans outstanding ........         1.15%        1.23%
                                                          ==========   ==========

The provision for loan losses for the first six months of 2005 totaled $1.5 million, a decrease of $1.0 million, or 40.0%, from the same period in 2004. Net charge-offs totaled $750,000, or 0.02% of average loans on an annualized basis, during the first six months of 2005, an $863,000 improvement over the $1.6 million, or 0.05%, in net charge-offs for the first six months of 2004. Non-performing assets decreased to $31.8 million, or 0.27% of total assets, at June 30, 2005, from $32.4 million, or 0.30% of total assets, at June 30, 2004.

Management believes that the allowance balance of $90.4 million at June 30, 2005 is sufficient to cover losses inherent in the loan portfolio on that date and is appropriate based on applicable accounting standards.

Other Income

The following table presents the components of other income:

                                               SIX MONTHS ENDED
                                                   JUNE 30        INCREASE (DECREASE)
                                              -----------------   -------------------
                                                2005      2004         $        %
                                              -------   -------     -------   -----
                                                       (dollars in thousands)
Investment management and trust services ..   $17,985   $17,282     $   703     4.1%
Service charges on deposit accounts .......    19,292    19,434        (142)   (0.7)
Other service charges and fees ............    12,698     9,996       2,702    27.0
Gain on sale of mortgage loans ............    12,339     7,764       4,575    58.9
Investment securities gains ...............     4,733    11,177      (6,444)  (57.7)
Gain on sale of deposits ..................     2,201        --       2,201     N/A
Other .....................................     4,920     3,047       1,873    61.5
                                              -------   -------     -------   -----
   Total ..................................   $74,168   $68,700     $ 5,468     8.0%
                                              =======   =======     =======   =====

Total other income for the six months ended June 30, 2005 was $74.2 million, an increase of $5.5 million, or 8.0%, over the comparable period in 2004. Excluding investment securities gains, which decreased from $11.2 million in 2004 to $4.7 million in 2005, other income increased $11.9 million, or 20.7%. The Acquisitions contributed $7.1 million to this increase.

Gains on sale of mortgage loans increased $4.6 million with the Acquisitions, mainly Resource Bank, contributing $4.1 million of the increase. Service charges on deposit accounts decreased $142,000, or 0.7%, (excluding the Acquisitions, service charges on deposit accounts decreased $681,000). The decrease was mainly due to increases in existing customers' balances resulting in lower service charges for those accounts. Other service charges and fees increased $2.7 million, or 27.0%, due mainly to a one-time increase in credit card merchant fee income and letter of credit fees.

During the second quarter of 2005, the Corporation sold three branches and related deposits in two separate transactions. The sales resulted in $2.2 million of gains, primarily from the premiums paid on the deposits, which totaled $36.7 million. Other income increased $1.9 million, or 61.5%, with the Acquisitions accounting for $1.1 million of the increase and approximately $600,000 resulting from the change in the fair values of certain derivatives related to forward commitments for loan sales.

Investment securities gains decreased $6.4 million, or 57.7%. These gains during the first six months of 2005 consisted of net realized gains of $3.9 million on the sale of equity securities and $845,000 on the sale of available-for-sale debt securities. Investment securities gains during the first six months of 2004 consisted of net realized gains of $8.1 million on the sale of equity securities and $3.1 million on the sale of available-for-sale debt securities. See the "Market Risk" section of Management's Discussion for information on the risks associated with the Corporation's portfolio of equity securities.

Other Expenses

The following table presents the components of other expenses:

                                       SIX MONTHS ENDED
                                           JUNE 30            INCREASE
                                     -------------------   --------------
                                       2005       2004        $        %
                                     --------   --------   -------   ----
                                            (dollars in thousands)
Salaries and employee benefits ...   $ 89,532   $ 78,724   $10,808   13.7%
Net occupancy expense ............     14,047     11,377     2,670   23.5
Equipment expense ................      5,958      5,390       568   10.5
Data processing ..................      6,490      5,687       803   14.1
Advertising ......................      4,249      3,442       807   23.4
Intangible amortization ..........      2,347      2,347        --     --
Other ............................     29,393     25,974     3,419   13.2
                                     --------   --------   -------   ----
   Total .........................   $152,016   $132,941   $19,075   14.3%
                                     ========   ========   =======   ====

Total other expenses increased $19.1 million, or 14.3%, in 2005, including $15.5 million due to the Acquisitions, as follows:

                                     SIX MONTHS ENDED
                                          JUNE 30
                                     ----------------
                                       2005     2004    INCREASE
                                     -------   ------   --------
                                            (in thousands)
Salaries and employee benefits ...   $12,315   $4,472    $ 7,843
Net occupancy expense ............     2,226      621      1,605
Equipment expense ................     1,106      380        726
Data processing ..................       941      239        702
Advertising ......................       546      173        373
Intangible amortization ..........       520      127        393
Other ............................     5,536    1,656      3,880
                                     -------   ------    -------
   Total .........................   $23,190   $7,668    $15,522
                                     =======   ======    =======

The following table presents the components of other expenses, excluding the amounts contributed by the Acquisitions:

                                       SIX MONTHS ENDED       INCREASE
                                           JUNE 30           (DECREASE)
                                     -------------------   --------------
                                       2005       2004        $       %
                                     --------   --------   ------   -----
                                            (dollars in thousands)
Salaries and employee benefits ...   $ 77,217   $ 74,252   $2,965     4.0%
Net occupancy expense ............     11,821     10,756    1,065     9.9
Equipment expense ................      4,852      5,010     (158)   (3.2)
Data processing ..................      5,549      5,448      101     1.9
Advertising ......................      3,703      3,269      434    13.3
Intangible amortization ..........      1,827      2,220     (393)  (17.7)
Other ............................     23,857     24,318     (461)   (1.9)
                                     --------   --------   ------   -----
   Total .........................   $128,826   $125,273   $3,553     2.8%
                                     ========   ========   ======   =====

The discussion that follows addresses changes in other expenses, excluding the Acquisitions.

Salaries and employee benefits increased $3.0 million, or 4.0%, in comparison to the first six months of 2004. The salary expense component increased $1.9 million, or 3.2%, driven by salary increases for existing employees. Average full-time equivalent employees decreased from 2,906 in the first six months of 2004 to 2,891 in the first six months of 2005. Employee benefits increased $1.1 million, or 7.5%, in comparison to the first six months of 2004 driven mainly by continued increases in healthcare costs.

Net occupancy expense increased $1.1 million, or 9.9%, to $11.8 million in 2005. The increase resulted from the expansion of the branch network and the addition of new office space for existing affiliates. Equipment expense decreased $158,000, or 3.2%, due to lower depreciation expense as certain equipment became fully depreciated.

Data processing expense, which consists mainly of fees paid for outsourced back office systems, increased $101,000, or 1.9%. Advertising expense increased $434,000, or 13.3%, due to the timing of promotional campaigns. Intangible amortization decreased $393,000, or 17.7%, in the first six months of 2005. Intangible amortization consists of the amortization of unidentifiable intangible assets related to branch and loan acquisitions, core deposit intangible assets, and other identified intangible assets. Since many of these intangibles are amortized using accelerated methods, amortization expense of existing intangibles decreases over time. Other expense decreased $461,000, or 1.9%, mainly as a result of several non-recurring items, including a reduction of the reserve for legal contingencies.

Income Taxes

Income tax expense for the first six months of 2005 was $35.8 million, a $4.4 million, or 14.2%, increase from $31.3 million in 2004. The Corporation's effective tax rate was approximately 30.1% in 2005 as compared to 29.9% in 2004. The effective rate is lower than the Federal statutory rate of 35% due mainly to investments in tax-free municipal securities and federal tax credits from investments in low and moderate income housing partnerships.

FINANCIAL CONDITION

Total assets of the Corporation increased $412.7 million, or 3.7%, to $11.6 billion at June 30, 2005, compared to $11.2 billion at December 31, 2004. Increases occurred in loans ($277.0 million, or 3.7%), loans held for sale ($78.8 million, or 49.6%), and cash balances ($80.5 million, or 29.0%), while investment securities decreased modestly ($20.5 million, or 0.8%) and other earnings assets decreased $14.1 million.

Commercial loans and mortgages grew $184.6 million, or 3.6%, during the six-month period, while residential mortgages increased $85.4 million, or 10.4%, mainly in construction loans. The increase in loans held for sale resulted from a continued decrease in residential mortgage rates during the period and an expansion of the Corporation's mortgage banking business. The $80.5 million increase in cash and due from banks was due to the nature of these accounts as daily balances can fluctuate up or down in the normal course of business.

Deposits increased $244.1 million, or 3.1%, from December 31, 2004 to $8.1 billion. Noninterest-bearing deposits increased $104.1 million, or 6.9%, while interest-bearing demand deposits decreased $30.1. million, or 2.0%, and savings deposits increased $48.3 million, or 2.5%. Time deposits increased $121.8 million, or 4.1%, as rates have become more attractive to consumers.

Short-term borrowings, which consist mainly of Federal funds purchased and customer cash management accounts, decreased $59.9 million, or 5.0%, during the first six months of 2005. The decrease in short-term borrowings was mainly due to a decrease in Federal funds purchased, as funds from other sources including deposits and investment maturities, were sufficient to fund increases in loans.

Long-term debt increased $267.5 million, or 39.1%, partially due to $100.0 million of subordinated debt issued in March 2005. See the "Liquidity" section of Management's Discussion for a summary of the terms of this debt. The remaining increase was mainly due to an increase in Federal Home Loan Bank Advances. The Corporation locked in longer-term rates in anticipation of increasing rates. As with the U.S. Treasury yields, longer-term FHLB rates have decreased over the last year.

Capital Resources

Total shareholders' equity decreased $48.3 million, or 3.9%, during the first six months of 2005. Increases due to net income of $83.0 million and $7.2 million in stock issuances were offset by $85.2 million in stock repurchases, $43.5 million in cash dividends to shareholders, $9.0 million in unrealized losses on securities, and $1.0 million in unrealized losses on derivative financial instruments.

The Corporation periodically implements stock repurchase plans for various corporate purposes. In addition to evaluating the financial benefits of implementing repurchase plans, management also considers liquidity needs, the current market price per share and regulatory limitations. In December 2004, the Board of Directors approved an extension of an existing repurchase plan from December 31, 2004 to June 30, 2005 and increased the total number of shares that could be repurchased to 5.0 million. During the second quarter of 2005, the Corporation repurchased 4.3 million shares under an "accelerated share repurchase" plan (ASR), bringing the total shares purchased during the first six months of 2005 to 5.0 million and completing the board-approved repurchase plan. See Note L in the Notes to Consolidated Financial Statements for additional information on the ASR.

The Corporation and its subsidiary banks are subject to various regulatory capital requirements administered by banking regulators. Failure to meet minimum capital requirements can initiate certain actions by regulators that could have a material effect on the Corporation's financial statements. The regulations require that banks maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and Tier I capital to average assets (as defined). As of June 30, 2005, the Corporation and each of its bank subsidiaries met the minimum requirements. In addition, the Corporation and each of its bank subsidiaries' capital ratios exceeded the amounts required to be considered "well-capitalized" as defined in the regulations. The following table summarizes the Corporation's capital ratios in comparison to regulatory requirements as of June 30:

                                                                          REGULATORY MINIMUM
                                                                        ----------------------
                                                JUNE 30   DECEMBER 31    CAPITAL       WELL
                                                  2005        2004      ADEQUACY   CAPITALIZED
                                                -------   -----------   --------   -----------
Total Capital (to Risk Weighted Assets) .....    12.4%       11.8%        8.0%        10.0%
Tier I Capital to (Risk Weighted Assets) ....    10.1%       10.6%        4.0%         6.0%
Tier I Capital (to Average Assets) ..........     7.7%        8.8%        3.0%         5.0%

Liquidity

The Corporation must maintain a sufficient level of liquid assets to meet the cash needs of its customers, who, as depositors, may want to withdraw funds or who, as borrowers, need credit availability. Liquidity is provided on a continuous basis through scheduled and unscheduled principal and interest payments on outstanding loans and investments and through the availability of deposits and borrowings. In addition, the Corporation can borrow on a secured basis from the Federal Home Loan Bank to meet short-term liquidity needs.

The Corporation's sources and uses of cash were discussed in general terms in the net interest income section of Management's Discussion. The Consolidated Statements of Cash Flows provide additional information. The Corporation generated $28.2 million in cash from operating activities during the first six months of 2005. Operating cash flows were significantly lower than net income of $83.0 million, mainly due to cash outflows to fund loans originated for sale that had not yet been sold as of June 30, 2005. Investing activities resulted in a net cash outflow of $280.9 million, as purchases of investment securities and loan originations exceeded sales and maturities of investment securities. Finally, financing activities resulted in a net inflow of $333.3 million due to increases in both deposits and borrowings, offset by dividends paid to shareholders and repurchases of treasury stock.

Liquidity must also be managed at the Fulton Financial Corporation Parent Company level. For safety and soundness reasons, banking regulations limit the amount of cash that can be transferred from subsidiary banks to the Parent Company in the form of loans and dividends. Generally, these limitations are based on the subsidiary banks' regulatory capital levels and their net income. Until 2004, the Parent Company had been able to meet its cash needs through normal, allowable dividends and loans. However, as a result of increased acquisition activity and stock repurchase plans, the Parent Company's cash needs have increased, requiring additional sources of funds.

In July 2004, the Parent Company entered into a revolving line of credit agreement with an unaffiliated bank. Under the terms of the agreement, the Parent Company can borrow up to $50.0 million (which may be increased to $100.0 million upon request) with interest calculated at the one-month London Interbank Offering Rate (LIBOR) plus 0.625%. The credit agreement requires the Corporation to maintain certain financial ratios related to capital strength and earnings. At June 30, 2005, the Corporation had borrowed $20.0 million on the line and was in compliance with all covenants under the credit agreement.

In March 2005, the Parent Company issued $100 million of ten year subordinated notes at a fixed rate of 5.35%. Interest is paid semi-annually, beginning in October 2005 and the notes mature on April 1, 2015. In addition to providing funds to the Parent Company, this subordinated debt is also a component of total regulatory capital.

These borrowing arrangements supplement the liquidity available from subsidiaries through dividends and borrowings and provide some flexibility in Parent Company cash management. Management continues to monitor the liquidity and capital needs of the Parent Company and will implement appropriate strategies, as necessary, to remain well capitalized and to meet its cash needs.

In addition to its normal recurring and operating cash needs, the Parent Company paid approximately $20.7 million in cash on July 1, 2005 for a portion of the SVB acquisition. See Note I, "Subsequent Events" in the Notes to Consolidated Financial Statements for a summary of the terms of this transaction.